Exhibit 15.1

1185 Avenue of the Americas, 38th Floor
New York, NY 10036
Phone	212-381-4700
Fax	212-381-4811
Web	www.uhy-us.com

December 3, 2021

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Taoping Inc.

Commission File Number: 001-35722

Dear Sirs:

We have been furnished with a copy of the response for the event that occurred on December 3, 2021, to be filed on Form 6-K by Taoping Inc. We agree with the statement made in such Form 6-K insofar as they related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Sincerely,

/s / UHY LLP
UHY LLP

An Independent Member of Urbach Hacker Young International